================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 Roberds, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                 [ROBERDS LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 5, 1998


                                                                  March 21, 1998




To the Shareholders of
Roberds, Inc.:


         The annual meeting of the shareholders of Roberds, Inc. will be held at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio 45409 on May 5, 1998 at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

         1. To elect four Directors, each to hold office for a two-year term and until their respective successors are elected and qualified.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of Common Shares of record at the close of business on March 20, 1998 will be entitled to vote at the meeting.


                                   By Order of the Board of Directors,


                                   /s/ Robert M. Wilson
                                   ---------------------------
                                   ROBERT M. WILSON, Secretary

                                  ROBERDS, INC.

                            1100 East Central Avenue
                             Dayton, Ohio 45449-1888



                                 PROXY STATEMENT



                                                                  March 21, 1998

                               GENERAL INFORMATION


         The Proxy enclosed with this Proxy Statement is solicited by the Board of Directors of Roberds, Inc. ("Company" and "Roberds"). When the Proxy is properly executed and returned, the shares of the Company represented by the Proxy will be voted at the 1998 annual meeting of shareholders as directed on the Proxy, or if no direction is given on the Proxy, the shares will be voted for the election of the nominees listed in this Proxy Statement. A shareholder may revoke a Proxy by giving notice to the Company at the meeting or, in writing, at any time before its exercise. A revocation will not affect any vote taken prior to the revocation. The presence of a shareholder at the annual meeting does not by itself revoke a Proxy. The approximate date on which the Proxy Statement and Proxy will first be sent to shareholders is March 27, 1998.

         The cost of solicitation of proxies in the enclosed form will be borne by the Company. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in so doing. Officers, employees and agents of the Company also may request the return of proxies in person or by telephone, facsimile transmission, telegram or other electronic communication.

         The holders of record of the Company's Common Shares at the close of business on March 20, 1998 ("Record Date") will be entitled to vote at the meeting. As of the Record Date, there were 6,043,615 Common Shares outstanding and entitled to vote at the meeting, each share being entitled to one vote. The presence, in person or by proxy, of persons entitled to vote a majority of the Common Shares outstanding at the Record Date constitutes a quorum for the conduct of all business to be considered at the annual meeting.

                              ELECTION OF DIRECTORS


         The Company's Amended and Restated Code of Regulations ("Regulations") fixes the number of Directors at seven but authorizes the Board of Directors to increase or decrease the number of Directors by not more than two. The number of Directors authorized by the Board under the Regulations currently is eight. The Regulations authorize the Board of Directors to fill any vacancies by the affirmative vote of a majority of the Directors then in office.

         The Regulations also classify the members of the Board of Directors into two groups, with terms expiring in alternate years. All of the Directors, including the current nominees, are identified in the table below. The terms of the current nominees, Messrs. Kirby, Smith, Williamson and Wright, expire at the annual meeting to be held on May 5, 1998. All nominees are currently members of the Board of Directors.

         The Board of Directors of the Company has nominated the persons listed below for election as Directors to hold office for two years or until the election and qualification of their successors. If any nominee declines or is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying Proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee.

         The following table sets forth information with respect to each of the nominees and, in addition, the Directors whose terms expire at the 1999 Annual Meeting of Shareholders:


         NAME                AGE                     POSITION
---------------------        ---                  ------------------------------
                            NOMINEES FOR TERMS TO EXPIRE IN 2000

Jerry L. Kirby               63                   Director

Howard W. Smith              55                   Director

Gilbert P. Williamson        61                   Director

Donald C. Wright             61                   Vice Chairman of the Board


                            DIRECTORS WHOSE TERMS EXPIRE IN 1999

Kenneth W. Fletcher          65                   Chairman of the Board

Carl E. Gunter               70                   Director

Dr. James F. Robeson         61                   Chief Executive Officer, President and Director

Robert M. Wilson             45                   Executive Vice President,  Chief  Financial  Officer,
                                                  General Counsel, Secretary and Director


          During the past fiscal year, the Board of Directors of the Company met on nine occasions. The Company's audit committee, which currently consists of Carl E. Gunter, Chairman, Jerry L. Kirby and Gilbert P. Williamson, met two times during the last fiscal year. The audit committee reviews and acts, and reports to the Board of Directors, with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent accountants and the Company's accounting practices. The Company's compensation committee, which currently consists of Jerry L. Kirby, Chairman, Gilbert P. Williamson and Carl E. Gunter, met, or took unanimous written action in lieu of a meeting, seven times during the last fiscal year. The compensation committee establishes and monitors executive compensation. The Company's executive committee, which currently consists of

Gilbert P. Williamson, Chairman, James F. Robeson and Robert M. Wilson, acts on behalf of the Board of Directors between meetings of the Board, and took unanimous written action in lieu of a meeting twice during 1997. All Directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors during the last fiscal year and the total number of meetings held by each committee on which each Director served during the last fiscal year. The Board of Directors does not have a separate nominating committee.


                  BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

          Kenneth W. Fletcher is co-founder of the Company and has served as its Chairman of the Board since June 1993. From June 1993 through November 1997, he was Chief Executive Officer of the Company. He served as its President from the founding of the Company in 1971 through November 1997.

          Donald C. Wright is co-founder of the Company. He was elected Vice Chairman of the Board in June 1993, prior to which time he served as Treasurer and Secretary since 1971. He has served as a director of the Company since 1971. Mr. Wright served as Assistant Secretary from June 1993 through May 1997. He owns and operates Don Wright Realty, Dayton, Ohio, a firm providing real estate brokerage services to the public.

         James F. Robeson was elected Chief Executive Officer and President of the Company in December 1997. He has also served as a Director of the Company since November 1993, and chaired the Audit Committee of the Board of Directors from November 1993 through December 1997. Mr. Robeson was Interim Director, Miami University Art Museum, Oxford, Ohio, from July 1996 through December 1997. He was Herbert E. Markley Visiting Scholar in Business, Miami University, from August 1995 through May 1997. From July 1993 to the present, Mr. Robeson has served as an independent consultant on marketing, logistics, and general business matters, including services rendered through the firm of Coopers & Lybrand. From 1988 through June 1993, Mr. Robeson was Dean, Richard T. Farmer School of Business Administration, Miami University. He currently serves as a director of Gummer Wholesale, a regional distributor of grocery, candy, and tobacco products, Newark, Ohio; Huffy Corporation, a diversified manufacturer and supplier of services to retailers, Dayton, Ohio; and DesignForum, a national retail store planning and design firm, Dayton, Ohio

          Howard W. Smith was elected a Director of Roberds, Inc. in March 1993. He was President, Dayton Market from 1988 through March 1996, when he retired from the Company. He was also the Company's furniture buyer from 1988 through March 1993.

          Robert M. Wilson was elected General Counsel, Secretary and a Director in June 1993. He has also served as Executive Vice President and Chief Financial Officer of Roberds since 1988. He served as Treasurer from June 1993 through May 1995, and Assistant Treasurer from May 1995 through May 1997.

          Jerry L. Kirby became a Director of the Company in November 1993. He has been CEO and a director of CitFed Bancorp, Inc., the parent of Citizens Federal Bank, FSB of which Mr. Kirby also serves as a Director, President and CEO. CitFed Bancorp is a bank holding company with approximately $2.5 billion in assets. Mr. Kirby is also a director of Supply One, a distributor of plumbing and building supplies, and Neff Folding Box Company, a manufacturer of boxes, Dayton, Ohio. He was for six years a director of the Cincinnati Branch of the Federal Reserve Bank of Cleveland.

          Gilbert P. Williamson became a Director of the Company in November 1993. He retired as Chairman and Chief Executive Officer of NCR Corporation in May 1993. Mr. Williamson was named Chairman and CEO of NCR, and named to the Management Executive Committee and board of directors of AT&T following the purchase of NCR by AT&T in 1991. Prior thereto, since 1988 he served as President of NCR. He is a director of SCO, Inc., a provider of computer software, Santa Cruz, California; Retix, Inc., a manufacturer of electronic products, Santa Monica, California; CitFed Bancorp, Inc., a bank holding company, Dayton, Ohio; and Dean Investment Associates, an asset management firm, Dayton, Ohio.

          Carl E. Gunter became a Director of the Company in November 1994. Mr. Gunter was President, Chief Executive Officer and Chairman of Broyhill Furniture Industries ("Broyhill"), a manufacturer of furniture located in Lenoir, North Carolina, from 1983 until his retirement from Broyhill in February 1993.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

                           Summary Compensation Table
                           --------------------------

         The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company's four other most highly compensated executive officers determined as of the end of the last fiscal year (together with the Chief Executive Officer, the "Named Executive Officers") during or with respect to the fiscal years ended December 31, 1997, 1996, and 1995 for services in all capacities to the Company.


-------------------------------------------------------------------------------------------------------------------------
                                                                                          Long Term
                                                      Annual Compensation               Compensation
                                                                                           Awards
                                          -------------------------------------------------------------------------------


                                                                           Other
                                                                           Annual                          All Other
                                             Salary         Bonus      Compensation(3)     Options       Compensation(4)
Name and Principal Position    Period           ($)           ($)           ($)          (# of shares)        ($)
---------------------------    ------     ----- ----    ----  ----        -------        -------------   ---------------


James F. Robeson(1)           FY 1997        26,442          -0-            N/A            30,000             N/A
Chief Executive Officer and   FY 1996        11,500          -0-            N/A              -0-              -0-
President                     FY 1995        13,000          -0-            N/A              -0-              -0-

Kenneth W. Fletcher(2)        FY 1997       332,346          -0-            N/A              -0-              N/A
Chairman                      FY 1996       350,000          -0-            N/A              -0-               227
                              FY 1995       350,000          -0-            N/A              -0-             1,371

Robert M. Wilson              FY 1997       270,000          -0-            N/A              -0-              N/A
Executive Vice-President,     FY 1996       270,000          -0-            N/A              -0-               214
Chief Financial Officer,      FY 1995       250,000          -0-            N/A              -0-             1,371
General Counsel and Secretary

Michael Van Autreve           FY 1997       160,000         5,000           N/A              -0-              N/A
Vice President-Bedding        FY 1996       160,000          -0-            N/A              -0-               214
                              FY 1995       160,000          -0-            N/A              -0-             1,095

Billy D. Benton(5)            FY 1997       158,654          -0-           46,664          106,000            N/A
Executive Vice President-
Operations

Charles H. Palko(6)           FY 1997       150,000          -0-           31,552            -0-              N/A
Vice President-Appliances     FY 1996       124,616        19,750           N/A             10,000            -0-
and Electronics


1 Mr. Robeson was elected Chief Executive Officer and President of the Company in December 1997. He has served as a Director of the Company since 1993.

2 Mr. Fletcher served as Chief Executive Officer and President of the Company during fiscal years 1995 and 1996 and through November 1997.

3 Other annual compensation for Messrs. Robeson, Fletcher, Wilson and Van Autreve did not exceed $50,000 or 10% of each of their combined annual salaries and bonuses for any period reported. The amount shown for Mr. Benton consists of $2,834 for the personal use of an automobile and $43,829 in relocation expenses paid for by the Company. The amount shown for Mr. Palko consists entirely of relocation expenses paid for by the Company.

4 All other compensation consists of contributions to the individual's profit sharing account and reallocations of those contributions in the year indicated, as well as Company matching contributions under the Company's Profit Sharing and Employee Retirement Savings Plan. For fiscal year 1997 the Company made no profit sharing contribution, and the results of reallocations of accounts during 1997 are not available as of the date of this Proxy Statement.

5        Mr. Benton joined the Company in May 1997.

6        Mr. Palko joined the Company in March 1996.


                        Option Grants in Last Fiscal Year
                        ---------------------------------

         The following table sets forth the stock options granted during the year ended December 31, 1997 to the Named Executive Officers.


                                                                                         Potential Realizable
                                                                                           Value at Assumed
                                                                                         Annual Rates of Stock
                                                                                                 Price
                           Individual                                                   Appreciation for Option
                             Grants                                                              Term(1)
----------------------------------------------------------------------------------------------------------------

          (a)                  (b)             (c)            (d)           (e)            (f)          (g)
                                           % of Total
                                             Options
                                           Granted to      Exercise
                             Options      Employees in       Price      Expiration
         Name             Granted (#)(1)   Fiscal Year      ($/sh)       Date(2)          5%($)(3)   10%($)(3)
         ----             --------------   -----------      ------       -------          --------   ---------

James F. Robeson              30,000          19.9          3.8125        12/8/07         71,930      182,284
Kenneth W. Fletcher             none           --             --            --              --          --
Robert M. Wilson                none           --             --            --              --          --
Michael Van Autreve             none           --             --            --              --          --
Billy D. Benton              106,000          70.2          5.4375        5/27/07        362,479      918,593
Charles H. Palko                none           --             --            --              --          --


1 The Options were granted pursuant to the 1993 Stock Incentive Plan, as amended.

2 The Options become exercisable as to 25% of the shares underlying such options on each anniversary of the grant. None of the options include automatic "reload" or tax reimbursement features.

3 Amounts have been calculated using the exercise price per share and assumed compound annual rates of stock appreciation from the date of grant to the date of expiration of 5% and 10% respectively.



Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value
--------------------------------------------------------------------------------

         The following table sets forth information for each Named Executive Officer with regard to the aggregate stock options exercised during the year ended December 31, 1997, and the stock options held at December 31, 1997.


          (a)                  (b)            (c)                  (d)                          (e)
                                                                                         Value of Unexercised
                                                          Number of Unexercised          in-the-Money Options
                                                       Options at December 31, 1997      at December 31, 1997(2)
                                                       ----------------------------      -----------------------
                         Shares Acquired     Value
         Name              on Exercise(#)  Realized($)(1)   Exercisable  Unexercisable  Exercisable   Unexercisable
         ----              --------------  --------------   -----------  -------------  -----------   -------------

James F. Robeson              none           none              2,000        30,000      $   none        $   none
Kenneth W. Fletcher           none           none               none          none          none            none
Robert M. Wilson              none           none             30,000         5,000          none            none
Michael Van Autreve           none           none             12,500         2,500          none            none
Billy D. Benton               none           none               none       106,000          none            none
Charles H. Palko              none           none              2,500         7,500          none            none


1 Market value of underlying securities at exercise, minus the exercise price.

2 Market Value of underlying securities at year end (based upon market value of $3.00 as of December 31, 1997) minus the exercise price.

COMPENSATION OF DIRECTORS

         Directors who are members of management receive no additional compensation for their service as Directors. Directors who are not members of management receive a monthly fee of $500, plus a fee of $1,000 for each meeting attended. Directors are also reimbursed for their out-of-pocket travel expenses incurred in connection with Company business.

         The Company has a Deferred Compensation Plan for Outside Directors. Under this plan, on or before December 31 of any year, a non-employee director may make an election to defer the receipt of payment of all fees payable to the director for services during the calendar year following such election, and for succeeding calendar years, until he makes an election not to defer compensation in a future calendar year or ceases to be a director. At the time of his election, the non-employee director must specify how the deferred fees will be deemed invested. Such fees may be deemed invested in either (i) cash or (ii) Deemed Common Shares. Fees deferred at the election of a non-employee director are credited to a separate deferred account on the date on which they otherwise would have been paid to the director.

         If, for a given calendar year, a non-employee director elects a deferred investment in cash, the Company credits interest on the amount credited to the director's deferred account at the prime rate of interest charged by the Company's principal bank lender. Such rate of interest is set on January 1 of each calendar year, and is utilized for all purposes under the plan for the balance of such calendar year, and is reset on January 1 of each succeeding calendar year. Interest under the plan is compounded annually, and is accrued on the unpaid balance in each director's deferred account. Non-employee directors have the option of having cash in their deferred accounts distributed by payment of the value of the cash in the account in a lump sum on the date of the earliest of a director's death, disability, resignation, removal, failure to be reelected upon the expiration of his term or retirement, or in five (5) approximately equal annual installments commencing on such date. The amounts credited by the Company to a director's account are subject to the claims of the company's general creditors.

         If, for a given calendar year, a non-employee director elects to have his deferred fees invested in Deemed Common Shares, then the total of such deferred fees is deemed invested in Common Shares of the Company on the last day of each calendar quarter. On the date of each such deemed investment, the total cash-denominated amount in a non-employee director's deferred account is divided by the then "fair market value" of a Common Share, which is determined by averaging the high and low trading prices of the Common Shares on such date. The non-employee director's deferred account is then credited with whole and fractional shares resulting from such computation, which shares are Deemed Common Shares. Non-employee directors investing in Deemed Common Shares are entitled to receive credits equivalent to cash dividends, if any, paid on the outstanding Common Shares. Under the plan, at the earliest of a director's death, disability, resignation, removal, failure to be reelected upon expiration of his term or retirement, the Company will issue or acquire Common Shares equal to the whole number of Deemed Common Shares in a non-employee director's deferred account and distribute the actual number of whole shares in the director's account in a lump sum to the director as soon as practicable after such date.

         The Company also has an Outside Director Stock Option Plan for non-employee directors. Under this plan, each non-employee director, upon election and taking of office, receives an option for 2,000 shares. The price per share at which each option granted under the plan may be exercised is the fair market value of a Common Share at the time the option is granted. Options granted under the Outside Director Stock Option Plan terminate, and the right of the non-employee director (or his estate, personal representative, or beneficiary) to purchase shares upon exercise of the option, expire 10 years after the date of grant. Subject to certain limitations, options become exercisable on the first anniversary of the date the option was granted. Non-employee directors whose membership on the Board of Directors has terminated for reasons other than permanent and total disability or death must exercise all options previously awarded within three months after such termination and, in the case of permanent and total disability, an option must be exercised within one year after such termination.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


GENERAL

         In 1993, the Company consummated the initial public offering ("IPO") of its Common Shares. Following the IPO, the Board of Directors formed a Compensation Committee of the Board of Directors (the "Committee"). The Board of Directors established the power and authority of the Committee to: (i) review the recommendations of management and adopt compensation philosophy and guidelines for the Company; (ii) review the role of the CEO, his performance, and compensation, and determine the base compensation, annual incentive bonus, and stock-based awards made to the CEO; and (iii) determine the base compensation, annual incentive bonus, and stock-based awards for all executive officers of the Company. Mr. Kirby has served as chair of the Committee since its formation. The Committee consists of directors who are not employees of the Company.

         The Committee has engaged a compensation consulting firm to study the Company's compensation system for executive officers; to compare the Company's base pay, cash incentives, and stock-based compensation for executive officers to those paid by comparable companies; and to develop a recommendation for an overall compensation system for executive officers and other senior managers. In its initial report, the consultant focused on the compensation arrangements for the CEO, the Market Presidents, and the Vice Presidents of Merchandising. Among other things, the consultant reported that the Company's base pay for those positions was generally within the range of that paid by comparable companies, though some were at the higher end of their ranges; that the annual cash incentives were lower than those paid by comparable companies; and that the percentage of stock held by the executive officers (with the exception of Mr. Fletcher, who was then CEO), as a result of the stock-based awards made by the Company, was considerably below the ownership percentage of executive officers in comparable companies. The consultant also noted that the Company's benefit package for executive officers was of considerably less value than those offered by comparable companies. Based on the consultant's report, the Committee adopted the Roberds, Inc. Executive Compensation Plan (the "Executive Plan") which became effective for calendar 1995, and has been amended several times since its adoption. In 1996, the compensation consulting firm updated its report. The Committee has considered the update in setting and reviewing compensation for executive officers.

         In December 1997, Mr. Fletcher stepped down as CEO and President of the Company, and Mr. Robeson, who was then a member of the Board of Directors and the Committee, but not an employee of the Company, agreed to serve as CEO and President. In December 1997, the Company entered into a Consulting Agreement with Mr. Fletcher (the "Consulting Agreement") and a compensation arrangement with Mr. Robeson. At the same time, Mr. Robeson resigned from the Committee.

         Under the Consulting Agreement, Mr. Fletcher provides services as a director of the Company and is available to consult with the Company on specified matters for a specified number of days each year. The Consulting Agreement runs through October 2002. In exchange for his services, the Company pays Mr. Fletcher $120,500 during the first year of the Consulting Agreement. This amount steps down to $75,500 in the second year and $50,500 in the third through fifth years. The Company also reimburses Mr. Fletcher for out-of-pocket expenses incurred in furtherance of the Company's business and provides him with a Company car for the first two years of the Consulting Agreement. Mr. Fletcher remains an employee of the Company and is entitled to all benefits offered to employees generally, but he does not participate in the Executive Plan or other compensation arrangements offered to senior executives.

         Mr. Robeson agreed to serve as CEO and President of the Company until a permanent successor to Mr. Fletcher was hired and integrated into the Company. At the time Mr. Robeson was appointed CEO and President, it was not clear to the Committee how long Mr. Robeson would serve as CEO and President of the Company. It was possible that Mr. Robeson would serve for only a few months or that he could remain in his positions for a year or more. Therefore, at Mr. Robeson's suggestion, the Committee excluded him from the Executive Plan, which focuses on the Company's performance against its fiscal year profit plan, and relied instead on a competitive base pay arrangement and a grant of Incentive Stock Options to align his interests with those of the shareholders.

         Based on Mr. Robeson's suggestions, the Committee terminated his fees as a non-employee member of the Board of Directors, and set his base pay as CEO and President of the Company at a rate just above the executive in the Company with the next highest rate of pay, or $275,000 annually. This rate is within the range reported by the compensation consulting firm in its 1996 report. Also at Mr. Robeson's request, the Committee excluded him from participation in the Executive Plan. Thus, he was not eligible for a cash bonus or stock option award under the Executive Plan for 1997, and will not be eligible for such awards for 1998. In order to align Mr. Robeson's interests with those of other shareholders, the Committee granted Mr. Robeson an Incentive Stock Option on 30,000 Common Shares at the fair market value of the Common Shares on the date of grant.

         Based on the current levels of pay of the CEO and other executive officers of the Company, the Committee does not believe that the limitations on deductibility of annual compensation in excess of $1 million as provided by section 162(m) of the Internal Revenue Code of 1986, as amended, are likely to have an effect on the compensation plans of the Company in the foreseeable future. As a result, the Committee has not adopted a policy with respect to compensation exceeding the deductible limits. The Committee will consider the deductibility of compensation, along with other factors, in future determinations of compensation.

BASE PAY

         Based upon the salary ranges recommended by the compensation consultants in their reports, the base pay of comparable executives employed by comparable companies, and periodic changes in duties and responsibilities, the Committee has made periodic adjustments in the base pay of the Company's executive officers. Based on the compensation consulting firm's reports, the Committee believes that the base pay for Roberds' CEO and other executive officers is competitive within the industry and similar to that offered by comparable companies.

ANNUAL INCENTIVES

         The Committee annually establishes Threshold, Target, and Ceiling amounts of pre-tax income for the Company. Below the Threshold, no cash bonuses are awarded to the executive officers. As pre-tax income grows above the Threshold, the pool of money available for cash bonuses increases at an increasing percentage rate. At the Ceiling amount, the pool reaches a maximum percentage, but continues to grow in dollars as pre-tax income grows beyond the Ceiling amount.

         The CEO's cash bonus is expressed as a percentage of his base pay, depending on the performance of the Company against the Threshold, Target, and Ceiling amounts. Below the Threshold, no bonus is awarded to the CEO. As explained above, for 1998, Mr. Robeson has been excluded from the Executive Plan.

         The other executive officers, and approximately thirty other senior managers, share in a pool of money that increases as the Company's performance increases against the Threshold, Target, and Ceiling amounts. Once the size of the pool is determined, each participant is awarded a bonus based on his "share" of the pool. The shares are determined by reference to each manager's base pay as a percentage of the base pay of the entire group. The group (and the individuals) receives no bonus if the Company's performance is below the Threshold. Beginning at the Threshold, managers receive a small percentage of their base pay as a bonus, and the bonuses grow to a maximum percentage of managers' base pay at the Ceiling amount. In addition, a percentage of the cash bonus pool is available for awards upon the recommendation of the CEO, to managers other than the CEO, to recognize outstanding achievement.

         The Executive Plan permits the CEO to recommend to the Committee that the amounts awarded to executives under the formula system may be adjusted upward and downward by up to 50 percent, in order to reflect the individual performance of each executive. However, the total amount awarded to all executives cannot exceed the total computed under the formula plan. The Committee believes that the Executive Plan provides significant incentives for the Company's CEO, the executive officers, and other senior managers to meet or exceed the Company's annual profit plan. The Executive Plan makes a significant portion of senior management's compensation contingent on the Company's financial performance for the year. The combination of the base pay described above and the bonuses established by the Executive Plan is intended to yield total cash compensation that is comparable to the total cash compensation paid by comparable companies to their CEOs and other executive officers.

         The Company failed to meet the Threshold amount for 1997, and no cash bonuses were paid to the CEO, other executive officers, or senior managers participating in the Executive Plan; however, a discretionary bonus of $5,000 was awarded to Mr. Van Autreve to recognize his performance during 1997.

LONG-TERM INCENTIVES

         The Executive Plan establishes a mechanism for awarding Incentive Stock Options ("ISOs") to senior management under the 1933 Stock Incentive Plan, as amended. ISOs are awarded as a percentage of each executive's base pay. No awards are made if the Company's earnings fall below the Threshold amount. Beginning at the Threshold amount, awards are made to each executive as a percentage of his base pay. Such percentage grows as earnings reach the Target, and reaches a maximum percentage at the Ceiling amount. The minimum percentage for the CEO is zero percent of his base pay, growing to a maximum percentage of his base pay. The minimum percentage for all other participants (including the other executive officers) is zero percent of their base pay, growing to a maximum percentage of their base pay. The Committee reviews these percentages annually. The maximum (Ceiling) percentage for the other participants in the Executive Plan is usually somewhat lower than that for the CEO. All executive officers are eligible for ISO awards, as are a number of other managers. Once the dollar amount of the awards is determined under the formula, the dollar amount is converted to a number of shares, based on the then-current value of the Company's shares at the time of the award. Options on that number of shares are granted at 100 percent of the then market value. If an individual award made under the Executive Plan exceeds the dollar limits imposed on ISOs by the Internal Revenue Code of 1986, as amended ("Code"), the maximum permissible amount is granted in the form of an ISO, and the amount in excess of the ISO limit is granted in "non-qualified stock options," as defined under the Code. In addition, options may be awarded based upon the recommendation of the CEO to the Committee in order to reward efforts or results beyond those recognized by the formula system. As indicated above, for 1998, Mr. Robeson has been excluded from the Executive Plan.

         The Committee believes that the stock-based awards to be made under the Executive Plan will further align the interests of the Company's CEO, executive officers, and senior and middle managers with those of the shareholders, and will motivate management to increase the value of the Company's shares over the long term.

         Because the Company failed reach the Threshold amount in 1997, no stock options were awarded under the Plan; however, an award was made to Mr. Benton when he joined the Company to align his interests with those of other shareholders.

                                                         Jerry L. Kirby, Chair
                                                         C.E. Gunter
                                                         Gilbert P. Williamson



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Kirby, Williamson, Gunter and Robeson served as members of the Compensation Committee during the last fiscal year. In December 1997, Mr. Robeson, who had served as a non-employee Director of the Company since November 1993, was elected Chief Executive Officer and President, and resigned from the Compensation Committee. Mr. Robeson's election as CEO and President was effective as of December 1, 1997 and his resignation from the Compensation Committee was effective December 5, 1997.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PROPERTIES

         The Company leases two of its Atlanta-area properties from Howard Investments, an Ohio general partnership consisting of Messrs. Fletcher, Wright and Smith. The annual rental for each facility, exclusive of operating expenses, is $600,000 during the current term. Each lease provides for two extensions of 10 years each at the election of the Company, and the annual rental during the extensions will be the "prevailing market rate" determined at the time of such extensions. The current terms under these leases are as shown in the following table:


                                                                      CURRENT
                                            COMMENCEMENT            EXPIRATION
       LOCATION                                 DATE                   DATE
       --------                             ------------            ----------

Marietta, Georgia                                5/10/84            5/31/2004
Forest Park, Georgia                            11/01/87            9/30/2007


          The Company leases its facilities at 1000 and 1100 East Central Avenue, Dayton, Ohio from DAF West Carrollton Plaza Ltd. Mr. Fletcher controls DAF West Carrollton Plaza Ltd., an Ohio limited liability company.

          The Company's facilities in Piqua, Ohio and Richmond, Indiana are leased from Mr. Wright. The term and annual rent under the leases associated with these four Dayton-area properties, exclusive of operating expenses, are shown in the following table:


                                                                                    CURRENT
                                                           COMMENCEMENT           EXPIRATION
       LOCATION                                                DATE                  DATE            ANNUAL RENT
       --------                                            ------------           ----------         -----------

1000 E. Central Ave.,                                         4/1/90              3/31/2015           $120,000
  Dayton, Ohio
  (Administrative Building)
1100 E. Central Ave.,                                         4/1/90              3/31/2015            600,000
  Dayton, Ohio
  (Store)
Richmond, Indiana                                             4/1/88              3/31/2013            240,000
Piqua, Ohio                                                   6/1/88              5/31/2013            240,000


         The Company leases its Springfield, Ohio facility from Springfield Properties, Inc., an Ohio corporation owned by Messrs. Fletcher and Wright. The term and annual rent under the lease associated with this property, exclusive of operating expenses, are shown in the following table:


                                                                                    CURRENT
                                                           COMMENCEMENT           EXPIRATION
       LOCATION                                                DATE                  DATE            ANNUAL RENT
       --------                                            ------------           ----------         -----------


Springfield, Ohio                                             3/1/92              2/28/2017           $240,000


OTHER TRANSACTIONS AND RELATIONSHIPS


         Messrs. Fletcher and Wright personally guaranteed the mortgage loans made in connection with the acquisition of two of the Company's stores prior to the IPO. At December 31, 1997, the principal amount of such mortgage loans was approximately $6.5 million. In February 1998, one of those loans was refinanced with the same lender in anticipation of the maturity of the loan and to reduce the rate of interest paid under the loan, and the lender released the personal guarantees of Messrs. Fletcher and Wright. The principal balance at the time of the release was approximately $3.1 million.

         In connection with the IPO, the Company and the initial shareholders of the Company entered into a Tax Indemnification Agreement (the "Indemnification Agreement") that requires the Company to reimburse the initial shareholders for certain additional taxes that they may have to pay for any adjustments in taxable income through the date of the IPO. In addition, the Indemnification Agreement requires the initial shareholders to reimburse the Company for certain decreases in taxes that are refunded to them for adjustments in prior years' taxable income. The Company also agreed to conduct, at its expense, the defense of, or the negotiations in settlement with respect to, any challenge to the Company's S Corporation status in prior years. All matters through 1992 have been settled with the Internal Revenue Service.



                             PERFORMANCE COMPARISON

         The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on November 16, 1993 (the date on which the Company's Common Shares commenced trading on the Nasdaq Stock Market) in each of (i) the Company's Common Shares,
(ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Retail Trade Stocks Index.



                                                        PERFORMANCE GRAPH
                                                        -----------------

                                                          ROBERDS, INC.
                                                          -------------


                      11/16/93        12/31/93       12/31/94         12/31/95          12/31/96        12/31/97
                      --------        --------       --------         --------          --------        --------

Roberds                 $100            $114           $ 56            $ 69              $ 64            $ 23

Nasdaq Stock
Market                   100             101             99             140               172             212

Nasdaq Retail            100             100             91             100               120             141

                             SECURITY OWNERSHIP OF
                     CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares by all nominees for election as Directors, by all Directors, by all Named Executive Officers, by all Directors and Officers as a group, and by each person known to the Company to be a beneficial owner of five percent or more of the outstanding Common Shares as of January 31, 1998.


-------------------------------------------------------------------------------------------------------------------
                                                                             SHARES BENEFICIALLY OWNED(1)
                                                                             ----------------------------
OWNER                                                           NUMBER                                  PERCENT
-------------------------------------------------------------------------------------------------------------------

Kenneth W. Fletcher(2)                                         1,496,082                                 24.7
1110 East Central Avenue
Dayton, Ohio 45449

Donald C. Wright(3)                                            1,495,670                                 24.7
1100 East Central Avenue
Dayton, Ohio 45449

Howard W. Smith                                                  176,627                                  2.9
P.O. Box 390
Gray Hawk, Kentucky 40434

Robert M. Wilson(4)                                               31,072                                  *
1100 East Central Avenue
Dayton, Ohio 45449

Jerry L. Kirby(5)                                                  3,500                                  *
One Citizens Federal Centre
Dayton, Ohio 45402

James F. Robeson(6)                                                7,512                                  *
1100 East Central Avenue
Dayton, Ohio 45449

Gilbert P. Williamson(7)                                           6,742                                  *
2320 Kettering Tower
Dayton, Ohio 45423

Carl E. Gunter(8)                                                  2,000                                  *
117 Lakeview Drive
Lenoir, North Carolina 28645

Michael Van Autreve(9)                                            17,578                                  *
1100 East Central Avenue
Dayton, Ohio 45449

Billy D. Benton                                                   10,000                                  *
1100 East Central Avenue
Dayton, Ohio 45449

Charles H. Palko(10)                                               2,500                                  *
1100 East Central Avenue
Dayton, Ohio 45449

All Directors and executive officers                           3,264,598                                 54.0
  as a group (16 persons)(11)

Dimensional Fund Advisers Inc.(12)                               302,800                                  5.0
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Wellington Management Company, LLP(13)                           375,000                                  6.2
75 State Street
Boston, Massachusetts  02109

Piedmont Capital Management Corporation(14)                      879,400                                 14.5
One James Center
Richmond, Virginia  23219

----------------------------
* Less than one percent.

1 The persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

2        Includes 1,000 shares held by Mr. Fletcher's spouse, for which Mr.
         Fletcher disclaims any beneficial ownership.

3 Includes 650 shares held by Mr. Wright's spouse, for which Mr. Wright disclaims any beneficial ownership.

4 Includes 30,000 shares underlying options that are currently exercisable, and 150 shares held by Mr. Wilson as custodian for his minor son, over which Mr. Wilson has voting power and dispositive power, but as to which he disclaims beneficial ownership in all other respects.

5 Includes 500 shares held by Mr. Kirby's spouse, for which Mr. Kirby disclaims any beneficial ownership, and 2,000 shares underlying options that are currently exercisable.

6        Includes 1,000 shares held by Mr. Robeson's spouse for which Mr.
         Robeson disclaims any beneficial ownership, 2,000 shares underlying options that are currently exercisable and 4,512 deemed common shares held in a deferred compensation Deemed Share Subaccount.

7 Includes 2,000 shares underlying options that are currently exercisable and 4,742 deemed common shares held in a deferred compensation Deemed Share Subaccount.

8        All 2,000 shares underlie options that are currently exercisable.

9 Includes 12,500 shares underlying options that are currently exercisable.

10       All 2,500 shares underlie options that are currently exercisable.

11 Includes 3,199,098 shares held directly and by attribution and 65,500 shares underlying options that are currently exercisable.

12       Based on Schedule 13G filed by the shareholder on February 10, 1998.

13       Based on Schedule 13G/A filed by the shareholder on February 10, 1998.

14 Based on Schedule 13G received from the shareholder on February 13, 1998.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Based on the Company's review of Forms 3, 4 and 5 and certain written representations from Directors and executive officers that have been submitted to the Company with respect to the 1997 fiscal year, pursuant to Section 16(a) of the Exchange Act, it appears that no such person failed to file, on a timely basis, any reports required by that section, except for Mr. Wayne B. Hawkins, Treasurer, who filed Form 4 one month late for the sale of 425 Common Shares in February 1997.


                              INDEPENDENT AUDITORS

         The firm of Deloitte & Touche LLP has served as the independent auditors for the Company since 1987 including for the fiscal year ended December 31, 1997. The Company expects Deloitte & Touche LLP to so serve for the year ending December 31, 1998. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting of shareholders. This representative will be afforded an opportunity to make a statement at the meeting, if he so desires, and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for next year's annual meeting of shareholders is November 27, 1998. The Regulations of the Company impose additional requirements affecting the submission of proposals by shareholders.


                                  OTHER MATTERS

         The management of the Company does not know of any matters which may properly be presented at the meeting other than as specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of Proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                            ROBERDS, INC.



                                             /s/ Robert M. Wilson
                                            --------------------------------
                                            By:  ROBERT M. WILSON, Secretary

--------------------------------------------------------------------------------
                                 ROBERDS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 5, 1998

        The undersigned hereby constitutes and appoints Kenneth W. Fletcher and Robert M. Wilson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders of ROBERDS, INC. to be held at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio 45409 on May 5, 1998 at 10:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, on all matters coming before said meeting.

      1. The election as directors of all nominees listed below, except as indicated to the contrary.

       Jerry L. Kirby, Howard W. Smith, Gilbert P. Williamson and Donald C.
       Wright

               [ ] FOR ALL NOMINEES LISTED ABOVE            [ ] VOTE WITHHELD

    For all of the nominees above, except vote withheld from the following nominee(s):

       --------------------------------------------------------------------

       --------------------------------------------------------------------

      2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                          (CONTINUED ON REVERSE SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         (CONTINUED FROM REVERSE SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.

Please sign exactly as name appears below.

                                            When shares are held as joint
                                            tenants, both should sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If
                                            a corporation, please sign in
                                            full corporate name by President or
                                            other authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated ______________________ , 1998


                                            -----------------------------------
                                                  Print Name of Shareholder

                                            -----------------------------------
                                                       Signature

                                            -----------------------------------
                                            Print Shareholder Name if held
                                            jointly

                                            -----------------------------------
                                               Signature if held jointly

      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------